[Slavie Federal Savings Bank Letterhead]

October 26, 2005

Via: Federal Express, certified mail and facsimile

Mr. Ronald Benfield
Benfield Properties, LLC
103 North Main Street
Bel Air, Maryland 21014

Re:	Lease between Benfield Properties, LLC and Slavie Federal Savings Bank for 601 Edgewood Road

Dear Mr. Benfield:

Pursuant to the above-referenced Lease, specifically Section 1.2 Renewal Option, please accept this letter as notice of election that we will not be renewing our lease of 601 Edgewood Road following the expiration of the initial term on April 30, 2006. Unfortunately, we have not been able to significantly grow our deposit base at this location to offset expenses. Therefore, we can no longer justify the continued operation of this branch in Edgewood. Pursuant to the Lease, we intend to return all keys and provide to you all other required information on or before April 30, 2006. If you intend to schedule a walk-through of the property prior to the end of the lease term, please call me to schedule same.

On behalf of the Board, I would like to take this opportunity to inform you it has been a pleasure working with you the last five years. If you have any questions, please do not hesitate to contact me. I can be reached at 410-893-2555.

Sincerely,

/s/ Philip E. Logan
Philip E. Logan
President